EXHIBIT 8

Primary Operating Subsidiaries of Elbit Systems Ltd.


USA
100% Elbit Systems of America
100% Fort Worth Operations (EFW)
100% Merrimack Operations (Kollsman)
100% Talladega Operations (IEI)
100% McLean Operations (ICI)
100% San Antonio Operations (M7)
100% Boca Raton Operations (RTL)
50% Vision Systems International
ISRAEL
100% Elbit Systems Electro-Optics Elop
100% Elbit Systems Land and C4I
100% Elbit Systems EW and SIGINT Elisra
100% Elbit Security Systems
100% Elbit Systems Cyclone
100% Kinetics
100% Soltam
100% ITL Optronics
50% Opgal
50% SCD
EUROPE
100% Ferranti United Kingdom
100% UEL United Kingdom
100% European Subsidiary (Belgium)
100% European Subsidiary (Austria)
100% Elbit Systeme Romania
100% Telefunken (Germany)
51% U-TacS United Kingdom
SOUTH AMERICA
100% Ares/Periscopio (Brazil)
75% AEL (Brazil)
49% Harpia (Brazil)
ASIA/OCEANIA
100% Elbit Systems of Australia (Australia)
100% Elbit Systems of Korea (Korea)
24% HALBIT India